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[FORETHOUGHT LOGO]

                       FORETHOUGHT LIFE INSURANCE COMPANY
                              [300 N. Meridian St.
                                   Suite 1800
                             Indianapolis, IN 46204]

                     EARNINGS PROTECTION DEATH BENEFIT RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the provisions, conditions and limitations of the Contract. Terms used in this rider shall have the same meanings as are set forth in the Contract to which this rider is attached unless otherwise defined in this rider. In case of a conflict between the terms of this rider and the terms of the Contract, the terms of this rider will control.

THIS RIDER PROVIDES AN ENHANCED DEATH BENEFIT (DB) THAT REPLACES THE STANDARD DEATH BENEFIT PROVIDED IN THE CONTRACT. THE DETERMINATION OF THE ENHANCED DEATH BENEFIT AND HOW IT CAN CHANGE ARE DESCRIBED IN THIS RIDER. THE DEATH BENEFIT CANNOT BE WITHDRAWN IN A LUMP SUM PRIOR TO THE OWNER'S DEATH. WE WILL PROVIDE YOU WITH A STATEMENT, NO LESS FREQUENTLY THAN ANNUALLY, THAT STATES YOUR THEN CURRENT DB, IN ACCORDANCE WITH THE REPORTS TO THE OWNER SECTION OF YOUR CONTRACT.

THIS RIDER MAY BE SUBJECT TO INVESTMENT RESTRICTIONS AS DESCRIBED IN THIS RIDER. PLEASE REFER TO THE RIDER SPECIFICATIONS TO DETERMINE IF THESE RESTRICTIONS APPLY.

THE ENHANCED DEATH BENEFIT WILL TERMINATE UPON ASSIGNMENT OR CHANGE IN OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR NEW OWNER MEETS QUALIFICATIONS SPECIFIED IN THE OWNERSHIP CHANGE AND REVOCATION/TERMINATION OF THE DEATH BENEFITS SECTIONS OF THIS RIDER.

This rider will terminate when the Contract terminates, including termination for violation of the Minimum Contract Value, and in other situations described in the Revocation/Termination of the Death Benefit section of this rider.

RIDER SPECIFICATIONS

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RIDER EFFECTIVE DATE: [              ]

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DB LIMIT ABOVE CONTRACT VALUE: [$1,000,000]

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EARNINGS PROTECTION FACTOR: [35%]

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FEE INCREASE REVOCATION DATE: The [1st] anniversary of the Rider Effective Date.

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INITIAL RIDER CHARGE: [0.25%]. This fee is charged on a quarterly basis and can change on any future Contract Anniversary, subject to a Maximum Rider Charge of:
[0.75%].

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INVESTMENT RESTRICTIONS: [Do not apply to this rider]

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MAXIMUM RIDER ISSUE AGE: [80]

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PREMIUM LIMIT: Our approval is required for Premium Payments made after [1st]
Contract Anniversary following the Rider Effective Date.

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ICC15-FLICEPDB

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                                TABLE OF CONTENTS

                                                                          PAGE

DEFINITIONS                                                                  3

EARNINGS PROTECTION DEATH BENEFIT                                            4

INVESTMENT RESTRICTIONS                                                      4

ISSUANCE RULES                                                               6

LIMITATIONS ON THE DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE        4

OWNERSHIP CHANGE                                                             4

REVOCATION/TERMINATION OF THE DEATH BENEFIT                                  5

RIDER CHARGE                                                                 6

RIDER SPECIFICATIONS                                                         1

SPOUSAL CONTINUATION                                                         4

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DEFINITIONS

Initial capitalized terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

CONTRACT GROWTH - Contract Value minus Cumulative Adjusted Premium.

CUMULATIVE ADJUSTED PREMIUM - If this rider is elected on the Contract Issue Date, an amount initially equal to Your initial Premium Payment, or, if the rider is elected after the Contract Issue date, the Contract Value on the Rider Effective Date. Cumulative Adjusted Premium is increased by the dollar amount of subsequent Premium Payments and reduced by the dollar amount of Withdrawals in excess of Contract Growth.

EARNINGS PROTECTION DEATH BENEFIT VALUE - The Earnings Protection Death Benefit Value is equal to (A) plus the product of (B) times (C), where:

         A = Contract Value.
         B = Contract Growth.
         C = Earnings Protection Factor.

EARNINGS PROTECTION FACTOR - The factor that we will use to calculate the Earnings Protection Death Benefit Value, as shown in the Rider Specifications.

PREMIUM PAYMENT - The total amount of the initial and subsequent Premium Payments deposited into the Sub-Account(s) and Fixed Accounts, if applicable. Our approval is required for any subsequent Premium Payment received after the date indicated in Premium Limit as shown in the Rider Specifications.

RIDER EFFECTIVE DATE - The later of the Contract Issue Date or the date that this rider becomes part of Your Contract.

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EARNINGS PROTECTION DEATH BENEFIT

The following replaces the "DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE" section of Your Contract:

"The Death Benefit before the Annuity Commencement Date and upon Our receipt of Due Proof of Death of the Owner is equal to the greater of Contract Value or the Earnings Protection Death Benefit Value."

LIMITATIONS ON THE DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE

The Death Benefit before the Annuity Commencement Date under this rider may be limited. The Death Benefit cannot exceed the Contract Value at the time We receive due proof of death, plus the DB Limit above Contract Value amount shown in the Rider Specifications.

SPOUSAL CONTINUATION

This rider terminates upon the death of the Owner. If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if eligible, We will increase the Contract Value to the DB value as of the Valuation Day We receive Due Proof of Death according to the future contribution allocation then in effect. The surviving spouse becomes the new Owner on the effective Valuation Day of the Spousal Continuation. This right may be exercised only once during the term of the Contract. The surviving spouse may re-elect this rider, subject to the election rules that are then in place.

OWNERSHIP CHANGE

Any ownership change will result in the termination of this rider, except if after such ownership change the original Owner continues to be the beneficial Owner. A pro-rated share of the Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

INVESTMENT RESTRICTIONS

This rider may be subject to Investment Restrictions. Please refer to the Rider Specifications to determine if these restrictions apply. If applicable, You must continuously comply with the following investment restrictions (Investment Restrictions) in order to receive rider benefits.

1. Unless We agree otherwise, You must invest, reinvest and rebalance Your Contract Value (including future investments) within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s) approved and designated by Us. The same may be amended, replaced or substituted from time to time by Us in our sole discretion.

2. We reserve the right to add, replace or substitute approved asset allocation model(s), investment program(s), and Sub-Account(s). We reserve the right to remove, close or restrict any approved asset allocation model(s), investment program(s), or Sub-Account(s) to new or subsequent investments. We will notify You in writing of any such changes.

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3.   Any failure or refusal to promptly invest, maintain, reallocate and/or reinvest Your Contract Value within an approved asset allocation model(s), investment program(s), and Sub-Account(s), as the same may be amended, replaced or substituted from time to time, shall be deemed to be a violation of these Investment Restrictions, unless waived by Us in our sole discretion. For the purposes of the foregoing, "promptly" shall mean 5 business days after posting notice of a directive to invest, maintain, reallocate and/or Contract Value as aforesaid. Any reinstatement of this rider following rider termination for violating Investment Restrictions may result in a recalculation of Your benefits. If the rider is terminated by us due to a failure to comply with these investment restrictions, You will have one opportunity to reinstate the rider by reallocating Your Contract Value in accordance with the prevailing investment restrictions. You will have a 5 day reinstatement period to do this. The reinstatement period will begin upon termination of the rider. Your right to reinstate the rider will be terminated if during the reinstatement period You make a subsequent Premium Payment, take a Partial Withdrawal, or make a Covered Life change. We will deduct a pro-rated rider charge on Your Quarterly Contract Anniversary following the reinstatement for the time period between the reinstatement date and Your first Quarterly Contract Anniversary following the reinstatement. Violation of these investment restrictions could result in a serious erosion of the value in this rider.

4. Any and all Sub-Account transfers required to ensure Your compliance with these Investment Restrictions shall not be used in determining the number of permissible transfers allowed during that Contract Year.

5. If You violate any of the terms of these Investment Restrictions, including a refusal to reallocate Your investments as set forth above, it will result in a termination of this rider. We will assess a pro-rated share of the Rider Charge and will no longer assess a Rider Charge thereafter.

6. By electing the rider, You hereby irrevocably agree and consent to Our sharing with Our affiliates and designees personal data regarding Your elections hereunder, including, but not limited to, Your Contract Value, asset allocation model, investment program, Partial Withdrawals, and lapsation data. You direct Us to share any such data to the extent that We believe necessary or desirable for Us in order for Us or an affiliate or designee of Ours to properly manage any of our guarantee obligations or any Sub-Account available hereunder.

REVOCATION/TERMINATION OF THE DEATH BENEFIT

You may revoke this rider if: (i) The Company sponsors a conversion program on a non-discriminatory basis and You elect to participate in that program; or (ii) on or after the Fee Increase Revocation Date specified in the Rider Specifications, the Rider Charge at the time of revocation is greater than the Rider Charge on the Rider Effective Date. If You revoke this rider, it cannot be re-elected by You and You cannot elect any other optional Death Benefit. We may terminate this rider as provided under the following events or circumstances:

     a) Upon the Annuity Commencement Date;

     b) You assign the Contract or any of Your rights, including a change of Owner;

     c) You violate the Issuance Rules;

     d) You violate the Investment Restrictions;

     e) You violate the terms of the Contract or any other rider;

     f) You ask for Spousal Continuation in violation of the rider's restrictions;

     g) There is a full surrender of Your Contract; and/or

     h) A death benefit becomes payable on Your Contract.

On the date this rider is revoked or terminated, a prorated Rider Charge will be assessed, and will no longer be assessed thereafter if events (a) through (g) occur. There is no cash surrender value associated with this rider.

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ISSUANCE RULES

If this optional rider is not attached to Your Contract on the Issue Date of the Contract, We reserve the right to make this rider available to You after the Issue Date of the Contract.

If the Rider Effective Date is after the Issue Date of the Contract, the period between the Rider Effective Date and Your next Contract Anniversary will constitute a Contract Year.

If the Rider Effective Date is after the Issue Date of the Contract, all benefits under this rider will be calculated as of the Rider Effective Date and any prior values under the Contract will be disregarded.

This rider is not available if any Owner is older than the Maximum Rider Issue Age on the Rider Effective Date.

RIDER CHARGE

There is an additional charge for this rider. The Rider Charge may increase or decrease on each Contract Anniversary beginning with the first Contract Anniversary, subject to a Maximum Rider Charge shown in the Rider Specifications. The charge will be assessed on each Quarterly Contract Anniversary based on the Earnings Protection Death Benefit Value as described in this rider. The Rider Charge will be deducted on each Quarterly Contract Anniversary on a prorated basis from the Separate Account Sub-Account(s). We will notify You in writing of any change in the Rider Charge. You may not decline any increase or decrease in the Rider Charge. Refer to the Revocation/Termination of Death Benefit Section above for an explanation of Your right to terminate this Rider in the event of an increase in Rider Charge.

If the Rider Effective Date is after the Issue Date, the period between the Rider Effective Date and the next Contract Anniversary will constitute a Contract Year. The first Rider Charge will be prorated based on the number of days between the Rider Effective Date and the next Quarterly Contract Anniversary.

If this rider is revoked or terminated on any date other than a Quarterly Contract Anniversary, We will deduct a prorated portion of the Rider Charge from Your Contract Value as stated in the Revocation/Termination section of this rider. The prorated portion of the Rider Charge is equal to the annual Rider Charge percentage multiplied by the Earnings Protection Death Benefit Value prior to the revocation or termination, multiplied by the number of days elapsed since the last Quarterly Contract Anniversary, capped at 90 days, divided by 360.

The Rider Charge will no longer be assessed upon attainment of the Annuity Commencement Date or after the Valuation Day the rider is no longer effective. No Rider Charge will be assessed upon the death of an Owner or in the case of a non-natural Owner, the Annuitant.

SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY
[
          /s/ Samuel Ramos                          /s/ Michael A. Reardon
             SECRETARY                                    PRESIDENT]

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